Filed Pursuant to Rule 424(b)(4)

Registration No. 333-278006

PROSPECTUS

1,160,000 Shares of Common Stock

15,717,638 Pre-funded Warrants to Purchase up to 15,717,638 Shares of Common Stock

16,877,638 Series A-1 Warrants to Purchase up to 16,877,638 Shares of Common Stock

16,877,638 Series A-2 Warrants to Purchase up to 16,877,638 Shares of Common Stock

16,877,638 Series A-3 Warrants to Purchase up to 16,877,638 Shares of Common Stock

1,012,658 Placement Agent Warrants to Purchase up to 1,012,658 Shares of Common Stock

Up to 67,363,210 Shares of Common Stock Issuable Upon Exercise of

the Series A-1 Warrants, Series A-2 Warrants, Series A-3 Warrants, Pre-funded Warrants and Placement Agent Warrants

We are offering 1,160,000 shares of common stock, together with accompanying Series A-1 warrants (the “Series A-1 Warrants”) to purchase up to 1,160,000 shares of common stock, Series A-2 warrants (the “Series A-2 Warrants”) to purchase up to 1,160,000 shares of common stock, and Series A-3 warrants to purchase up to 1,160,000 shares of common stock (the “Series A-3 Warrants” and collectively with the Series A-1 Warrants and Series A-2 Warrants, the “Warrants”), pursuant to this prospectus. The combined public offering price for each share of common stock, together with one Series A-1 Warrant, one Series A-2 Warrrant and one Series A-3 Warrant, each to purchase one share of common stock, is $0.237, which is equal to the last reported sale price of our common stock on the Nasdaq Capital Market on April 29, 2024. The shares of common stock and Warrants will be separately issued. Each Warrant will have an exercise price of $0.237 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Warrants (“Warrant Stockholder Approval”). The Series A-1 Warrant will expire on the five-year anniversary of the Warrant Stockholder Approval. The Series A-2 Warrant will expire on the twenty four month anniversary of the Warrant Stockholder Approval. The Series A-3 Warrant will expire on the nine month anniversary of the Warrant Stockholder Approval.

We are also offering 15,717,638 pre-funded warrants (the “pre-funded warrants”), together with accompanying Series A-1 warrants to purchase up to 15,717,638 shares of common stock, Series A-2 warrants to purchase up to 15,717,638 shares of common stock, and Series A-3 warrants to purchase up to 15,717,638 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering or if such purchaser otherwise elects to purchase pre-funded warrants, in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share. Each pre-funded warrant is being issued together with the same Warrants described above being issued with each share of common stock. The combined public offering price for each such pre-funded warrant, together with accompanying Warrants, is $0.2369, which is the combined public offering price per share and Warrants (equal to the last reported sale price of our common stock on Nasdaq on April 29, 2024), minus $0.0001. Each pre-funded warrant will be exercisable upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and accompanying Warrants are immediately separable and will be issued separately in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants, pre-funded warrants and Placement Agent Warrants (as defined herein).

There is no established public trading market for the Warrants or the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants or the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the pre-funded warrants will be limited.

The securities will be offered at a fixed combined public offering price and are expected to be issued in a single closing. We expect this offering to be completed on or about May 2, 2024, and we will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt by us of investor funds. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”), to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no minimum number of securities or amount of proceeds required as a condition to closing in this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow trust or similar arrangement and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. We will bear all costs associated with the offering. See “Plan of Distribution” on page 46 of this prospectus for more information regarding these arrangements.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBIO”. On April 29, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.237 per share.

The combined offering price per share of common stock and accompanying Warrants and the combined offering price per pre-funded warrant and accompanying Warrants we are offering and the exercise price and other terms of the Warrants were negotiated between us and the purchasers, in consultation with the Placement Agent based on the trading of our common stock prior to this offering, among other factors. Other factors considered in determining the offering price of the securities we are offering and the exercise price and other terms of the Warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

We are a “smaller reporting company” as defined under federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary––Implications of Being a Smaller Reporting Company.”

Investing in our securities involves risks. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 19 of this prospectus under the caption “Risk Factors” and under similar headings in other documents incorporated by reference into this prospectus.

	Per Share and Accompanying Warrants	Per Pre- Funded Warrant and Accompanying Warrants	Total
Public offering price	$0.237	$0.2369	$4,000,000
Placement Agent’s fees (1)	$0.017	$0.017	$280,000
Proceeds to us, before expenses (2)	$0.022	$0.02199	$3,720,000

(1)

We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds raised in this offering. We have also agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in this offering and to reimburse the Placement Agent for its non-accountable expenses in the amount of $25,000 and for its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000, and for its clearing expenses in the amount of $15,950. In addition, we have agreed to issue to the Placement Agent, or its designees, warrants to purchase a number of shares of our common stock equal to 6.0% of the aggregate number of shares of common stock and pre-funded warrants being offered at an exercise price equal to 125% of the combined public offering price per share of common stock and accompanying Warrants. We refer you to “Plan of Distribution” on page 46 of this prospectus for additional information regarding Placement Agent compensation.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We refer you to “Plan of Distribution” on page 46 of this prospectus for additional information regarding Placement Agent compensation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the securities to the purchasers in the offering on or about May 2, 2024, subject to satisfaction of certain conditions.

H.C. Wainwright & Co.

April 29, 2024

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. Neither we, nor the placement agent, have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

When we refer to “Mustang,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Mustang Bio, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable securities.

Solely for convenience, tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these tradenames.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, the terms “Mustang” “Mustang Bio” “the Company,” “we,” “us,” “our” and similar references in this prospectus refer to Mustang Bio, Inc., the registrant on the cover page of the registration statement of which this prospectus forms a part.

Our Business

Overview and Product Candidate Development

We are a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell and gene therapies into potential cures for hematologic cancers, solid tumors and rare genetic diseases. We aim to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest in the technologies, funding their research and development and eventually either out-licensing or bringing the technologies to market.

Our pipeline is currently focused in two core areas: CAR T therapies for hematologic malignancies and CAR T therapies for solid tumors. For these therapies we have partnered with world class research institutions, including the City of Hope National Medical Center (“COH” or “City of Hope”), Fred Hutchinson Cancer Center (“Fred Hutch”), Nationwide Children’s Hospital (“Nationwide”) and the Mayo Foundation for Medical Education and Research (“Mayo Clinic”).

CAR T Therapies

Our pipeline of CAR T therapies is being developed under exclusive licenses from several world class research institutions. Our strategy is to license these technologies, support preclinical and clinical research activities by our partners and transfer the underlying technology to our or our contract manufacturer’s cell processing facility in order to conduct our own clinical trials.

We are developing CAR T therapy for hematologic malignancies in partnership with Fred Hutch targeting CD20 (MB-106). In May 2021, we announced that the U.S. Food and Drug Administration (“FDA”) accepted our Investigational New Drug (“IND”) Application for MB-106. As of December 2023, approximately 40 patients have been treated in an ongoing phase 1 clinical trial sponsored by Fred Hutch (ClinicalTrials.gov Identifier: NCT03277729), and approximately 20 patients have been treated in an ongoing phase 1 clinical trial sponsored by us (ClinicalTrials.gov Identifier: NCT05360238). In 2023, we received Safety Review Committee approval to continue dose escalation in all three active arms of the ongoing Mustang-sponsored phase 1 trial. We presented the latest results, demonstrating a favorable safety profile, complete response rate, and durability, from the ongoing Mustang-sponsored phase 1 trial at the 2023 American Society of Hematology (“ASH”) Annual Meeting. As of December 31, 2023, the MB-106 Mustang-sponsored phase 1 trial is pending one patient to complete the final dose level required to advance to phase 2 pivotal studies for treatment of patients with relapsed or refractory indolent B-cell non-Hodgkin lymphoma.

We are also developing CAR T therapy for solid tumors in partnership with COH targeting IL13Rα2 (MB-101). In addition, we have partnered with Nationwide for a herpes simplex virus type 1 (“HSV-1”) oncolytic virus (MB-108) in order to enhance the activity of MB-101 for the treatment of patients with high-grade malignant brain tumors. The Phase 1 clinical trial sponsored by COH for MB-101 (ClinicalTrials.gov Identifier: NCT02208362) has completed the treatment phase and patients continue to be assessed for long-term safety. A Phase 1 clinical trial sponsored by the University of Alabama at Birmingham (“UAB”) for MB-108 (ClinicalTrials.gov Identifier: NCT03657576) began during the third quarter of 2019. In October 2023, we announced that the FDA accepted our IND application for the combination of MB-101 and MB-108 – which is referred to as MB-109 – for the treatment of patients with IL13Rα2+relapsed or refractory glioblastoma (“GBM”) and high-grade astrocytoma.

Finally, we are collaborating with the Mayo Clinic to develop a novel technology that may be able to transform the administration of CAR T therapies and potentially be used as an off-the-shelf therapy. We are evaluating plans to file an IND application for a multicenter Phase 1 clinical trial once a lead construct has been identified, subject to allocation of resources.

On May 18, 2023, we announced a series of changes resulting from a review of our portfolio of product candidates to determine the future strategy of our programs and the proper allocation of our resources. Following this review, we determined to discontinue development of our MB-102 (CD123), MB-103 (HER2), MB-104 (CS1) and MB-105 (PSCA) programs, all of which were CAR T therapies being developed in partnership with City of Hope.

Terminated Gene Therapy Product Candidates

We formerly developed several gene therapy product candidates, which included MB-117 and MB-217 (based on technologies licensed from St. Jude Children’s Research Hospital (“St. Jude”)) and MB-110 (based on technologies licensed from Leiden University Medical Centre (“LUMC”)). In April 2024, we entered into a termination and release agreement with St. Jude, pursuant to which we agreed to terminate the license agreement underpinning the MB-117 and MB-217 product candidates in exchange for a mutual release of liability and forgiveness by St. Jude of all amounts previously owing to them. Also in April 2024, we delivered a termination notice to LUMC pursuant to which we terminated the license agreement underpinning the MB-110 product candidate; we are currently in discussions with LUMC regarding the terms that will govern such termination.

To date, we have not received approval for the sale of any of our product candidates in any market and, therefore, have not generated any product sales from our product candidates. In addition, we have incurred substantial operating losses since our inception, and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of December 31, 2023, we have an accumulated deficit of $381.0 million.

Therapeutic Pipeline

Therapies for Oncology and Hematologic Malignancies

MB-106 (CD20 CAR T for B cell non-Hodgkin lymphoma (NHL) and chronic lymphocytic leukemia (CLL))

We believe CD20 is a promising target for immunotherapy of B-cell malignancies. CD20 is a B-cell lineage-specific phosphoprotein that is expressed in high, homogeneous density on the surface of more than 95% of B-cell NHL and CLL. CD20 is stable on the cell surface with minimal shedding, internalization, or modulation upon antibody binding and is present at only nanomolar levels as a soluble antigen. It is well established as an effective immunotherapy target, with extensive studies demonstrating improved tumor responses and survival of B-NHL patients treated with rituximab and other anti-CD20 antibodies. Importantly, CD20 continues to be expressed on the lymphoma cells of most patients with relapsed B-NHL despite repetitive rituximab treatments, and loss of CD20 expression is not a major contributor to treatment resistance. Thus, there is strong rationale for testing CD20 CAR T cells as an immunotherapy for NHL.

More than 80,000 new cases of NHL are diagnosed each year in the United States, and over 20,000 patients die of this group of diseases annually. Most forms of NHL, including follicular lymphoma, mantle cell lymphoma, marginal zone lymphoma, lymphoplasmacytic lymphoma, and small lymphocytic lymphoma (“SLL”), which account collectively for approximately 45% of all cases of NHL, are incurable with available therapies, except for allogenic stem cell transplant (“allo-SCT”). However, many NHL patients are not suitable candidates for allo-SCT, and this treatment is also limited by significant rates of morbidity and mortality due to graft-versus-host disease. Aggressive B-cell lymphomas such as diffuse large B-cell lymphoma, the most common subtype of lymphoma, account for an additional 30-35% of NHL. The majority of patients with aggressive B-NHL are successfully treated with combination chemotherapy, but a significant proportion relapse or have refractory disease, and the outcome of these patients is poor. Innovative new treatments are therefore urgently needed.

Chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) is a mature B cell neoplasm characterized by a progressive accumulation of monoclonal B lymphocytes. CLL is considered to be identical (i.e., one disease with different manifestations) to the NHL SLL. The malignant cells seen in CLL and SLL have identical pathologic and immunophenotypic features. The term CLL is used when the disease manifests primarily in the blood, whereas the term SLL is used when involvement is primarily nodal.

CLL is the most common leukemia in adults in Western countries, accounting for approximately 25 to 35 percent of all leukemias in the United States. An estimated 20,700 new cases of CLL will be diagnosed in the United States in 2024. CLL is considered to be mainly a disease afflicting older adults, with a median age at diagnosis of approximately 70 years; however, it is not unusual to make this diagnosis in younger individuals (e.g., from approximately 30 to 39 years of age). The incidence increases rapidly with increasing age. The natural history of CLL is extremely variable, with survival times from initial diagnosis that range from approximately 2 to 20 years, and a median survival of approximately 10 years.

Most patients will have a complete or partial response to initial therapy. However, conventional therapy for CLL is not curative and most patients experience relapse. In addition, many patients will require a change in therapy due to intolerance. Since patients with CLL are generally elderly with a median age older than 70 years, and due to the relatively benign course of the disease in the majority of patients, only selected patients are candidates for intensive treatments such as allo-SCT. Innovative new treatments with a favorable safety profile are therefore urgently needed for patients with relapsed and refractory disease.

Under their IND, Fred Hutch is currently conducting a Phase 1/2 clinical study to evaluate the anti-tumor activity and safety of administering CD20-directed third-generation CAR T cells incorporating both 4-1BB and CD28 co-stimulatory signaling domains (MB-106) to patients with relapsed or refractory B-cell NHL or CLL (ClinicalTrials.gov Identifier: NCT03277729). Secondary endpoints of this study include safety and toxicity, preliminary antitumor activity as measured by overall response rate and complete remission rate, progression-free survival, and overall survival. The study is also assessing CAR T cell persistence and the potential immunogenicity of the cells. Finally, this study was designed so that, together with Fred Hutch, we could determine a recommended Phase 2 dose. Fred Hutch intends to enroll approximately 50 subjects in this study, which is being led by the Principal Investigator Mazyar Shadman, M.D., M.P.H., Associate Professor of Fred Hutch’s Clinical Research Division.

The Fred Hutch IND was amended in 2019 to incorporate an optimized manufacturing process that had been developed in collaboration with us.

In May 2021, we announced that the FDA issued a safe to proceed letter for our IND application allowing for initiation of a multi-center Phase 1/2 clinical study of MB-106 in patients with relapsed or refractory B cell NHL or CLL (Clinicaltrials.gov Identifier: NCT05360238). In August 2022, the first patient was treated in our study.

In November 2021, Mustang was awarded a grant of approximately $2.0 million from NCI of the National Institutes of Health. This two-year award partially funded the Mustang-sponsored multicenter trial to assess the safety, tolerability and efficacy of MB-106. In August 2023, we fully utilized the grant.

In June 2022, MB-106 received Orphan Drug Designation for the treatment of Waldenstrom macroglobulinemia (“WM”).

In December 2023, we presented preliminary clinical data for the indolent lymphoma patients treated in the ongoing Phase 1/2 clinical study at the American Society of Hematology (ASH) annual meeting. All 9 patients responded clinically to treatment; the observed overall response rate was 100%. All 5 follicular lymphoma patients achieved a complete response. Among the WM patients 1 patient attained a very good partial response, and 2 patients attained a partial response. The single patient with a hairy cell leukemia variant experienced stable disease. The safety profile demonstrated that MB-106 was well tolerated with no occurrences of cytokine release syndrome (“CRS”) above grade 1, and no immune effector cell-associated neurotoxicity syndrome (“ICANS”) of any grade was reported. Cell expansion and persistence were also demonstrated.

In the first quarter of 2024, we completed a successful End-of-Phase 1 meeting with the FDA regarding a potential pivotal Phase 2 single-arm clinical trial for the treatment of WM. Per the discussions, the FDA agreed with the proposed overall design of the pivotal trial for WM at the recommended dose of 1 x 107 CAR-T cells/kg and requested only minimal modifications to the study protocol. No additional nonclinical studies are expected prior to Phase 2 or a Biologics License Application (“BLA”) filing. Due to limited resources, and as a result of the reduction in work force described below, we do not expect to initiate our pivotal Phase 2 single-arm clinical trial of MB-106 for the treatment of WM trial in 2024. Subject to available funds, we intend rely on third party service providers to conduct study and manufacturing services to advance our priority potential product candidates.

Also in the first quarter of 2024, we completed enrollment of the indolent lymphoma arm in our multicenter Phase 1 trial. The tenth and final patient enrolled was a patient with follicular lymphoma (FL) who achieved a complete response following treatment with 1 x 107 CAR-T cells/kg. As a result, the overall complete response rate for FL in the Phase 1 portion of this trial was sustained at 100% (N=6), with no occurrence of CRS above grade 1 and no ICANS of any grade, despite not using prophylactic tocilizumab or dexamethasone.

In March 2024, we announced plans to collaborate with Fred Hutch for a proof-of-concept Phase 1 investigator-sponsored clinical trial evaluating MB-106 in autoimmune diseases.

In March 2024, we were granted the Regenerative Medicine Advanced Therapy (“RMAT”) designation by the FDA for the treatment of relapsed or refractory CD20 positive WM and FL, based on potential improvement in response as seen in clinical data-to-date. Drugs eligible for RMAT designation are those intended to treat, modify, reverse or cure a serious or life-threatening disease or condition, and that present preliminary clinical evidence indicating the drug has the potential to address unmet medical needs for such disease or condition. RMAT designation provides regenerative medicine advanced therapy products with the same benefits to expedite the development and review of a marketing application that are available to drugs that receive Breakthrough Therapy Designation. These advantages include timely advice and interactive communications with FDA, as well as proactive and collaborative involvement by senior FDA managers and experienced review and regulatory health project management staff. A product designated as an RMAT also may be eligible for other FDA-expedited programs, such as Priority Review. The FDA also may conduct a rolling review of products in its expedited programs, reviewing portions of a marketing application before the complete application is submitted.

MB-109: Combination MB-101(IL13Rα2 CAR T Cell Program for Glioblastoma) and MB-108 (HSV-1 oncolytic virus C134) as a Potential Treatment for IL13Rα2+ Relapsed or Refractory Glioblastoma (GBM) and High-Grade Astrocytoma

An attractive novel approach to control glioblastoma is adoptive cellular immunotherapy utilizing CAR T cells. CAR T cells can be engineered to recognize very specific antigenically distinct tumor populations and to migrate through the brain parenchyma to kill malignant cells. In addition, oncolytic viruses (“OVs”) have been developed to effectively infect and kill cancer cells in the tumor, as well as modify the microenvironment to increase tumor immunogenicity and immune cell trafficking within the tumor. Due to these properties, OVs have been studied in combination with other treatments to enhance the effectiveness of immunotherapies.

Preliminary anti-tumor activity has been observed in clinical studies administering the OV (MB-108) and CAR T cell therapy (MB-101) as single agents; however, the combination has not yet been explored. To determine if the combination of both therapies will result in a synergistic effect, investigators from COH developed preclinical studies in orthotopic GBM models in nude mice. Dr. Christine Brown from City of Hope presented these preclinical studies at the American Association for Cancer Research 2022 Annual Meeting. It was observed that co-treatment with HSV-1 OV and IL13Rα2-directed CAR-T cells resulted in no additional adverse events beyond those seen with the individual therapies, and, more notably, that pre-treatment with HSV-1 OV re-shaped the tumor microenvironment by increasing immune cell infiltrates and enhanced the efficacy of sub-therapeutic doses of IL13Rα2-directed CAR-T cell therapy delivered either intraventricularly or intratumorally. These preclinical studies aimed to provide a deeper understanding of this combination approach to support the potential benefit of a combination study that will evaluate HSV-1 OV (MB-108) and IL13Rα2-directed CAR-T cells (MB-101).

In October 2023, we received a safe-to-proceed “approval” from the FDA for our MB-109 IND application allowing us to initiate a Phase 1, open-label, non-randomized, multicenter study of MB-109 in patients with IL13Rα2+ recurrent GBM and high-grade astrocytoma. In this Phase 1 clinical study, we intend to evaluate the combination of CAR-T cells (MB-101) and the herpes simplex virus type 1 oncolytic virus (MB-108) in patients with IL13Rα2+ high-grade gliomas. The design of this study involves first a lead in cohort, wherein patients are treated with MB-101 alone without prior MB-108 administration. After successful confirmation of the safety profile of MB-101 alone, the study will then investigate increasing doses of intratumorally administered MB-108 followed by dual intratumoral (ICT) and intraventricular (ICV) administration of MB-101. Due to limited resources, we do not currently expect to initiate this study until such time, if any, that additional resources become available to us.

MB-101 (IL13Rα2 CAR T Cell Program for Glioblastoma)

GBM is the most common brain and central nervous system (“CNS”) cancer, accounting for approximately 49.1% of malignant primary brain and CNS tumors, approximately 54% of all gliomas, and approximately 16% of all primary brain and CNS tumors. More than 14,490 new GBM cases were predicted to be diagnosed in the U.S. for 2023. Malignant brain tumors are the second leading cause of cancer-related deaths in adolescents and young adults aged 15-39 and the most common cancer occurring among 15-19-year-olds in the U.S. While GBM is a rare disease 2-3 cases per 100,000 persons per year in the U.S. and European Union (“EU”), it is quite lethal, with five-year survival rate historically under 10%, which has been virtually unchanged for decades. Standard of care therapy consists of maximal surgical resection, radiation, and chemotherapy with temozolomide, which, while rarely curative, is shown to extend median overall survival from 4.5 to 15 months. GBM remains difficult to treat due to the inherent resistance of the tumor to conventional therapies.

Immunotherapy approaches targeting brain tumors offer promise over conventional treatments. IL13Rα2 is an attractive target for CAR T therapy, as it has limited expression in normal tissue but is overexpressed on the surface of greater than 50% of GBM tumors. CAR-T cells are designed to express membrane-tethered IL-13 receptor ligand (“IL-13”) mutated at a single site (glutamic acid at position 13 to a tyrosine; E13Y) with high affinity for IL13Rα2 and reduced binding to IL13Rα1 in order to reduce healthy tissue targeting (Kahlon KS et al. Cancer Research. 2004;64:9160-9166).

We are developing an optimized CAR-T product incorporating enhancements in CAR-T design and T cell engineering to improve antitumor potency and T cell persistence. These include a second-generation hinge-optimized CAR containing mutations in the IgG4 linker to reduce off-target Fc interactions (Jonnalagadda M et al. Molecular Therapy. 2015;23(4):757-768.), a 4-1BB (CD137) co-stimulatory signaling domain for improved survival and maintenance of CAR T cells, and the extracellular domain of CD19 as a selection/tracking marker. In order to further improve persistence, either central memory T-cells (TCM) or enriched CD62L+ naïve and memory T cells (TN/MEM) are isolated and enriched. Our manufacturing process limits ex vivo expansion, which is designed to reduce T cell exhaustion and maintain a TCM or TN/MEM phenotype. Based on experiments with CAR-Ts in mouse xenograft models of GBM, these CAR-modified TCM and TN/MEM cells have been shown to be more potent and persistent than earlier generations of CAR-T cells.

Our academic partners at COH have recently completed the treatment phase of their Phase 1 study, which was designed to assess the feasibility and safety of using TCM or TN/MEM enriched IL13Rα2-specific CAR-engineered T cells for clinical study participants with IL13Rα2 recurrent/refractory malignant glioma (ClinicalTrials.gov Identifier: NCT02208362). In this study, COH enrolled and treated 65 patients, with 58 patients receiving 3 cycles of CAR T cells per the study protocol. MB-109: Combination MB-101(IL13Rα2 CAR T Cell Program for Glioblastoma) and MB-108 (HSV-1 oncolytic virus C134) as a Potential Treatment for IL13Rα2+ Relapsed or Refractory Glioblastoma (GBM) and High-Grade Astrocytoma. Preliminary data indicated that the CAR-T cells were well tolerated, and no dose-limiting toxicities were observed in any of the study arms nor where there any occurrences of CRS or treatment-related deaths. Of the 58 patients evaluable for disease response, 50% achieved stable disease (SD) or better; 22%, including 8 patients with grade 4 gliomas, achieved SD or better for at least 90 days. Two patients achieved partial response, and one patient achieved complete response on the study. In 2016 COH reported that a patient had achieved a complete response to treatment based on the imaging and clinical features set forth by the Response Assessment in Neuro-Oncology Criteria (“RANO”). This result was published as a case report in the New England Journal of Medicine (Brown CE et al. NEJM. 2016;375:2561-9). As described in the paper, this patient diagnosed with recurrent multifocal glioblastoma received multiple infusions of IL13Rα2-specific CAR-T cells over 220 days through two intracranial delivery routes – infusions into the resected tumor cavity followed by infusions into the ventricular system. Intracranial infusions of IL13Rα2-targeted CAR-T cells were not associated with any toxic effects of grade 3 or higher. After CAR-T cell treatment, regression of all intracranial and spinal tumors was observed, along with corresponding increases in levels of cytokines and immune cells in the cerebrospinal fluid. This clinical response was sustained for 7.5 months after the initiation of CAR T-cell therapy; however, the patient’s disease eventually recurred at four new locations that were distinct and non-adjacent to the original tumors, and biopsy of one of these lesions showed decreased expression of IL13Rα2.

Results from this COH study have laid the foundation for potentially three new MB-101 studies listed below. Due to limited resources, we do not expect to initiate these studies until such time, if any, that additional resources become available to us.

1.	MB-101 with or without nivolumab and ipilimumab in treating patients with recurrent or refractory glioblastoma (currently enrolling patients; ClinicalTrials.gov Identifier: NCT04003649) sponsored by COH;

2.	MB-101 in treating patients with recurrent or refractory glioblastoma with a substantial component of leptomeningeal disease (currently enrolling patients; ClinicalTrials.gov Identifier: NCT04661384) sponsored by COH;

3.	MB-101 in combination with the herpes simplex virus type 1 oncolytic virus (MB-108) in treating patients with recurrent or refractory glioblastoma or high-grade astrocytoma, as described above. This combination therapy, to be administered in a phase 1 two-center trial under our IND, will be referred to as MB-109.

MB-108 (HSV 1 oncolytic virus C134)

MB-108 is a next-generation oncolytic herpes simplex virus (“oHSV”) that is conditionally replication competent; that is, it can replicate in tumor cells, but not in normal cells, thus killing the tumor cells directly through this process. Replication of C134 in the tumor itself not only kills the infected tumor cells but causes the tumor cell to act as a factory to produce new virus. These virus particles are released as the tumor cell dies and can then proceed to infect other tumor cells in the vicinity and continue the process of tumor kill. In addition to this direct oncolytic activity, the virus promotes an immune response against surviving tumor cells, which increases the antitumor effect of the therapy. The virus expresses a gene from another virus from the same overall virus family, human cytomegalovirus, which allows it to replicate better in the tumor cells than its first-generation predecessors. However, the virus has also been genetically engineered to minimize the production of any toxic effects for the patient receiving the therapy.

To improve this virus over its first-generation predecessors, modifications have focused on improving viral replication and spread within the tumor bed and on enhancing bystander damage to uninfected tumor cells. These effects cumulatively should result in converting an immunologically cold tumor to an immunologically hot tumor, which we anticipate will increase the efficacy of our IL13Rα2 directed CAR T for the treatment of GBM and high-grade astrocytoma.

The O’Neal Comprehensive Cancer Center at the UAB is the single clinical trial site for the Phase 1 trial of MB-108, and this site has initiated a Phase 1 trial that began enrolling patients in 2019 (ClinicalTrials.gov Identifier: NCT03657576). The primary objective of this study is to determine the safety and tolerability of a single dose of MB-108 administered via a stereotactic intracerebral injection and to determine the maximally tolerated dose (“MTD”) of the oncolytic virus. Secondary objectives are to obtain preliminary information about the potential benefit of MB-108 in the treatment of patients with recurrent malignant gliomas, including relevant data on markers of efficacy, including time to tumor progression and patient survival. As of April 2023, 9 patients had been enrolled in this study.

In Vivo CAR T Platform Technology

We are collaborating with the Mayo Clinic to develop a novel technology that may be able to transform the administration of CAR T therapies and potentially be used as an off-the-shelf therapy. The technology, developed by Larry R. Pease, Ph.D., principal investigator and former director of the Center for Immunology and Immune Therapies at Mayo Clinic, is a new platform to administer CAR T therapy using a two-step approach. First, a peptide is administered to the patient to drive the proliferation of the patient’s resident T cells. This is followed by the administration of a viral CAR construct directly into the lymph nodes of the patient. In turn, the viral construct infects the activated T cells and effectively forms CAR T cells in vivo in the patient. Successful implementation may lead to an off-the-shelf product with no need to isolate and expand patient T cells ex vivo in a cell processing facility.

Preclinical proof-of-concept has been established, and the ongoing development of this technology will take place at Mayo Clinic. We are evaluating plans to file an IND application for a multicenter Phase 1 clinical trial once a lead construct has been identified, subject to allocation of resources.

Recent Developments

Sale of Manufacturing Facility – Overview of Transaction

On May 18, 2023, we entered into an Asset Purchase Agreement (the “Original Asset Purchase Agreement”) with uBriGene (Boston) Biosciences, Inc., a Delaware corporation (“uBriGene”), pursuant to which we agreed to sell our leasehold interest in our cell processing facility located in Worcester, Massachusetts (the “Facility”), and associated assets relating to the manufacturing and production of cell and gene therapies at the Facility to uBriGene (the “Transaction”). We and uBriGene subsequently entered into Amendment No. 1, dated as of June 29, 2023, and Amendment No. 2, dated as of July 28, 2023, to the Original Asset Purchase Agreement (the Original Asset Purchase Agreement, as so amended, the “Asset Purchase Agreement”).

On July 28, 2023 (the “Closing Date”), pursuant to the Asset Purchase Agreement, we completed the sale of all of our assets that primarily relate to the manufacturing and production of cell and gene therapies at the Facility (such operations, the “Transferred Operations” and such assets, the “Transferred Assets”) to uBriGene for upfront consideration of $6 million cash (the “Base Amount”). The Transferred Assets that were transferred to uBriGene on the Closing Date include, but are not limited to: (i) our leases of equipment and other personal property and all other property, equipment, machinery, tools, supplies, inventory, fixtures and all other personal property primarily related to the Transferred Operations, (ii) the data, information, methods, quality management systems, and intellectual property primarily used for the purposes of the Transferred Operations, (iii) the records and filings, including customer and vendor lists, production data, standard operating procedures and business records relating to, used in or arising under the Transferred Operations and (iv) all transferrable business license, permits and approvals necessary to operate the Transferred Operations. As described in greater detail below, certain Transferred Assets, including our lease of the Facility and contracts that are primarily used in the Transferred Operations (the “Transferred Contracts”) did not transfer to uBriGene on the Closing Date.

Under the terms of the Asset Purchase Agreement, in addition to the Base Amount, uBriGene will be obligated to pay us a contingent amount (the “Contingent Amount”) if we, within two years from the Closing Date: (i) complete an issuance of equity securities in an aggregate amount equal to or greater than $10.0 million after the closing (the “Contingent Capital Raise”) and (ii) obtain the consent of the landlord of the Facility to transfer the lease of the Facility to uBriGene. As of December 31, 2023, we had completed issuances of equity securities for proceeds totaling approximately $4.6 million following the Closing Date. If we are unable to close the full amount of the Contingent Capital Raise and/or do not receive the Landlord’s consent to the transfer the lease of the Facility to uBriGene within two years from the Closing Date, uBriGene will not be obligated to pay the Contingent Amount to us. The Contingent Amount to be paid to us upon the satisfaction of the conditions listed above will be an amount equal to $5.0 million less (i) any severance payments or other monetary obligations to our employees who support the Transferred Operations and who have accepted offers of employment with uBriGene that arise between the Closing Date and the date the lease transfers to uBriGene and (ii) any payments payable by us under Transferred Contracts in connection with the consummation of the Transaction, including any payments necessary to obtain third party consents.

Voluntary Notice to U.S. Committee on Foreign Investment in the United States

uBriGene is an indirect, wholly owned subsidiary of UBrigene (Jiangsu) Biosciences Co., Ltd., a Chinese contract development and manufacturing organization. Under the Asset Purchase Agreement, we and uBriGene agreed to use our reasonable best efforts to obtain clearance for the Transaction from the U.S. Committee on Foreign Investment in the United States (“CFIUS”), although obtaining such clearance was not a condition to closing the Transaction. In accordance with the Asset Purchase Agreement, we and uBriGene previously submitted a voluntary notice to CFIUS on August 10, 2023.

Following an initial 45-day review period and subsequent 45-day investigation period, on November 13, 2023, CFIUS requested that we and uBriGene withdraw and re-file our joint voluntary notice to allow more time for review and discussion regarding the nature and extent of national security risk posed by the Transaction. Upon CFIUS’s request, we and uBriGene submitted a request to withdraw and re-file our joint voluntary notice to CFIUS, and on November 13, 2023, CFIUS granted this request, accepted the joint voluntary notice and commenced a new 45-day review period on November 14, 2023. CFIUS’s 45-day review ended on December 28, 2023.  Since CFIUS had not concluded its review by December 28, 2023, the proceeding transitioned to a subsequent 45-day investigation period, which ended on February 12, 2024.

Following the 45-day review period and subsequent 45-day investigation period described above, on February 12, 2024, we and uBriGene requested permission to withdraw and re-file our joint voluntary notice to allow more time for review and discussion regarding the nature and extent of national security risk posed by the Transaction. Upon our joint request to withdraw and re-file their joint voluntary notice to CFIUS, on February 12, 2024, CFIUS granted this request, accepted the joint voluntary notice and commenced a new 45-day review period on February 13, 2024. CFIUS’s new 45-day review ended on March 28, 2024. Because CFIUS had not yet concluded its action, the proceeding transitioned to a second 45-day phase as CFIUS further investigates the Transaction. On March 28, 2024, CFIUS advised us that its investigation will be completed no later than May 13, 2024.

At the completion of its review and, if applicable, investigation, if CFIUS determines there are no unresolved national security concerns, CFIUS will apprise the parties of its determination and conclude all action on the matter. Alternatively, CFIUS may identify and impose mitigation measures. Depending on the nature and severity of perceived national security risks identified, CFIUS may, among other mitigation measures, require suspension of the Transaction, require uBriGene to divest the Facility or other assets relating thereto, forfeit contracts that CFIUS deems to be sensitive, or require appointment of special compliance personnel or a proxy board consisting of U.S. persons. If CFIUS determines to require mitigating measures with respect to the Transaction, then uBriGene must comply with such measures although the Closing Date has already occurred.

We and uBriGene have been and will continue to be actively engaged with CFIUS, and they remain fully committed to obtaining clearance from CFIUS and completing the full transfer of the Facility to uBriGene. There can be no assurance, however, that CFIUS will ultimately provide clearance with respect to the Transaction, or what mitigating measures may be required in order to obtain such clearance.

Notification of Non-Compliance with Nasdaq Continued Listing Requirements

On March 13, 2024, we received a deficiency letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1). Nasdaq Listing Rule 5550(b)(1) requires companies listed on The Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, reported stockholders’ equity of $123,000. The Letter further noted that as of its date, we did not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on the Nasdaq Capital Market.

The Letter has no immediate effect on our continued listing on the Nasdaq Capital Market, subject to our compliance with the other continued listing requirements. In accordance with Nasdaq rules, we have been provided 45 calendar days, or until April 29, 2024, to submit a plan to regain compliance (the “Compliance Plan”). If the Compliance Plan is acceptable to the Staff, it may grant an extension of 180 calendar days from the date of the Letter. If the Staff does not accept the Compliance Plan, the Staff will provide written notification to us that the Compliance Plan has been rejected. At that time, we may appeal the Staff’s determination to a Nasdaq Hearings Panel.

We intend to submit a Compliance Plan on or before April 29, 2024. Further, we intend to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and remain listed on the Nasdaq Capital Market. However, there can be no assurance that Nasdaq will approve the Compliance Plan or that we will ultimately regain compliance with all applicable requirements for continued listing.

April 2024 Reduction in Work Force

On April 10, 2024, our board of directors approved a reduction of our workforce by approximately 81% of our employee base in order to reduce costs and preserve capital due to the fundraising environment and continued uncertainty regarding the CFIUS review of the sale of the Facility and the Transaction with uBriGene. The workforce reduction will take place primarily in April 2024 and is expected to be substantially completed in the second quarter of 2024. As a result of these actions, we expect to incur personnel-related restructuring charges of approximately $0.2 million in connection with one-time employee termination cash expenditures, which are expected to be incurred in the second quarter of 2024. We may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction or retention efforts. The estimates of the costs expected to be incurred, and the timing thereof, are subject to various assumptions and actual costs may differ. We and our board of directors continue to evaluate all strategic and other alternatives related to the business.

Due to limited resources, and as a result of the reduction in work force described above, we do not expect to initiate our pivotal Phase 2 single-arm clinical trial of MB-106 for the treatment of WM trial in 2024. Subject to available funds, we intend rely on third party service providers to conduct study and manufacturing services to advance our priority potential product candidates.

Warrant Amendment Agreement

As an inducement for certain investors to enter into the securities purchase agreement in connection with this offering, we also agreed to amend certain existing warrants to purchase up to an aggregate of 2,588,236 shares of common stock that were previously issued in October 2023 and have an exercise price of $1.58 per share such that the amended warrants will have a reduced exercise price of $0.237 per share effective upon the closing of the offering, will be exercisable beginning on the effective date of Warrant Stockholder Approval of the issuance of the shares upon exercise of the Warrants and will expire five years from the date of Warrant Stockholder Approval.

Preliminary First Quarter Results

Based on information currently available, we estimate that as of March 31, 2024, cash and cash equivalents were approximately $1.3 million and cash used in operating activities for the first quarter of 2024 was $5.3 million.

Our estimate of our cash and cash equivalents as of March 31, 2024 and cash used in operating activities for the first quarter of 2024 are preliminary and actual results may differ from these estimates due to the completion of our closing procedures with respect to the three months ended March 31, 2024, final adjustments and other developments that may arise between now and the time the financial results for the three months ended March 31, 2024 are finalized. As such, these estimates should not be viewed as a substitute for our unaudited financial statements for the three months ended March 31, 2024 prepared in accordance with U.S. generally accepted accounting principles. Our expected results could change materially and are not necessarily indicative of the results to be achieved for three months ended March 31, 2024 or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information. We do not undertake any obligation to publicly update or revise these estimates, except as required by law.

Risks Associated with the Company and this Offering

This offering is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary.  These risks include, but are not limited to, the following:

•	You will experience immediate dilution in the book value per share of the common stock purchased in the offering.

•	If you purchase our securities in this offering you may experience future dilution as a result of future equity offerings or other equity issuances.

•	A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

•	We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results or the price of our common stock.

•	There is no public market for the Warrants and pre-funded warrants being offered in this offering.

•

The holders of Warrants and pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Warrants and pre-funded warrants and acquire shares of our common stock, except as set forth in the Warrants and pre-funded warrants.

•	The Warrants are speculative in nature.

•	The Warrants are not exercisable until stockholder approval, provided however, if the Pricing Conditions are met, the Warrants will be exercisable upon issuance.

•	The market price for our common stock has been volatile and may continue to fluctuate or may decline significantly in the future.

•	This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

Corporate Information

We are a majority-controlled subsidiary of Fortress Biotech, Inc. We were incorporated under the laws of the State of Delaware on March 13, 2015. Our principal executive offices are located at 377 Plantation Street, Worcester, Massachusetts 01605, and our telephone number is 781-652-4500. We maintain a website on the Internet at www.mustangbio.com and our e-mail address is info@mustangbio.com. Information on our website, or any other website, is not incorporated by reference in this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

THE OFFERING

Securities we are offering	1,160,000 shares of common stock and accompanying Series A-1 Warrants to purchase up to 1,160,000 shares of common stock, Series A-2 Warrants to purchase up to 1,160,000 shares of common stock, and Series A-3 Warrants to purchase up to 1,160,000 shares of common stock, or pre-funded warrants to purchase 15,717,638 shares of common stock and accompanying Series A-1 Warrants to purchase up to 15,717,638 shares of common stock, Series A-2 Warrants to purchase up to 15,717,638 shares of common stock, and Series A-3 Warrants to purchase up to 15,717,638 shares of common stock. The shares of common stock, or pre-funded warrants, and in each case the accompanying Series A-1 Warrants, Series A-2 Warrants, and Series A-3 Warrants will be separately transferable immediately upon issuance, but the shares of common stock, or pre-funded warrants, and in each case the accompanying Warrants will be issued to purchasers in the ratio of one to one.

Description of Series A-1 Warrants, Series A-2 Warrants, and Series A-3 Warrants	Each Series A-1 Warrant, Series A-2 Warrant, and Series A-3 Warrant is exercisable for one share of common stock, will have an exercise price of $0.237 per share, and will be exercisable beginning on the effective date of the Warrant Stockholder Approval. The Series A-1 Warrants will expire on the five-year anniversary of the Warrant Stockholder Approval. The Series A-2 Warrants will expire on the twenty four month anniversary of the Warrant Stockholder Approval. The Series A-3 Warrants will expire on the nine month anniversary of the Warrant Stockholder Approval.

Description of pre-funded warrants	If the issuance of shares of our common stock to a purchaser in this offering would result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering or if such purchaser otherwise elects to purchase pre-funded warrants, then such purchaser may purchase, if they so choose, in lieu of the shares of our common stock that would result in such excess ownership, a pre-funded warrant to purchase shares of our common stock for a purchase price per share of common stock subject to such pre-funded warrant equal to the per share public offering price for the common stock to be sold in this offering less $0.0001. Each pre-funded warrant will have an exercise price of $0.0001 per share, will be exercisable upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. Purchasers of pre-funded warrants will also receive accompanying warrants as if such purchasers were buying shares of our common stock in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of these pre-funded warrants.

Common stock outstanding before offering:	10,509,505 shares

Common stock outstanding after this offering	27,387,143 shares of common stock, assuming full exercise of the pre-funded warrants issued in this offering and no exercise of the Warrants being issued in this offering.

Use of proceeds:	We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 25 of this prospectus.

Risk factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 19.

Nasdaq Capital Market symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “MBIO”.

There is no established public trading market for the Warrants and pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants or pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and pre-funded warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 10,509,505 shares of our stock outstanding as of April 25, 2024 and excludes:

•	76,112 shares of our common stock issuable upon the exercise of outstanding stock options as of April 25, 2024, with a weighted-average exercise price of $85.95 per share;

•	23,501 shares of common stock issuable upon the vesting and settlement of outstanding restricted stock units as of April 25, 2024;

•	2,813,632 shares of our common stock issuable upon the exercise of outstanding warrants as of April 25, 2024, with a weighted-average exercise price of $2.14 per share;

•	56,359 shares of our common stock issuable upon conversion of the Class A Common Stock, at the holders’ election;

•	16,666 shares of our common stock issuable upon conversion of the Class A Preferred Stock, at the holders’ election;

•	393,167 shares of our common stock reserved for future issuance under the Mustang Bio, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”), plus any future increases in the number of shares of common stock reserved for issuance thereunder; and

•	338,315 shares of our common stock reserved for future issuance under the Mustang Bio, Inc. 2019 Employee Stock Purchase Plan, as amended (the “ESPP”), plus any future increases, including annual automatic evergreen increases, in the number of shares of common stock reserved for issuance thereunder.

Unless otherwise indicated, all information contained in this prospectus assumes:

•	no exercise of the outstanding options, warrants, or pre-funded warrants, and no settlement of the restricted stock units described in the bullets above; and

•	no exercise of the Warrants or the Placement Agent Warrants issued in this offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and those discussed under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to the Company and this Offering

There is substantial doubt regarding our ability to continue as a going concern. We will need to raise additional funding, (which may not be available on acceptable terms to us, or at all) and/or delay, limit or terminate our product development efforts or other operations.

We are currently advancing our programs in hematologic cancers, solid tumors and rare genetic diseases through clinical development. Developing and commercializing CAR T products is expensive, and we do not expect to generate meaningful product revenues in the foreseeable future until we obtain marketing approval for products in the United States and following any potential commercial launch.

As of December 31, 2023, our cash and cash equivalents were $6.2 million. Based on our current business plan, there is substantial doubt regarding our ability to continue as a going concern for a period of one year after the date that our financial statements for the year ended December 31, 2023 were issued. Our fundraising efforts to raise additional funding may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our potential products following marketing approval if and when obtained. In addition, we cannot guarantee that financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. Potential indebtedness, if incurred, would result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

In addition, in order to address our current funding constraints, we may be required to further revise our business plan and strategy, which may result in us (i) further curtailing, delaying or discontinuing one or more of our research or development programs or the commercialization of any product candidates, (ii) selling certain of our assets and/or (iii) may result in our being unable to expand our operations or otherwise capitalize on our business opportunities. Such actions may become necessary whether or not we are able to raise additional capital. As a result, our business, financial condition, and results of operations could be materially affected.

We believe that the proceeds of this offering, combined with our very limited funds currently on hand, will only be sufficient for us to operate for a relatively limited amount of time. Since we will be unable to generate sufficient funds, if any, to fund our operations for at least several years, we will need to seek additional equity or debt financing to provide the capital required to implement our business plan. If we are unable to raise capital, we could be required to seek bankruptcy protection or other alternatives that would likely result in our securityholders losing some or all of their investment in us.

We believe that the proceeds of this offering, combined with our very limited funds currently on hand, will only be sufficient for us to operate for a relatively limited amount of time. Since we will be unable to generate sufficient, if any, revenue or cash flow to fund our operations for at least several years, we will need to seek additional equity or debt financing to provide the capital required to implement our business plan.

Additionally, this offering is being made on a best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs for the next six to nine months under our current business plan. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash and cash equivalents are sufficient to fund business operations into the second quarter of 2024.

We do not currently have any arrangements or credit facilities in place as a source of funds. There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to further delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected. Furthermore if we are unable to raise capital, we could be required to seek bankruptcy protection or other alternatives that would likely result in our securityholders losing some or all of their investment in us.

We contract with third parties for the manufacture of our product candidates for preclinical and clinical testing and may also do so for commercialization, if and when our product candidates are approved. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or any future product candidate or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

Due to limited resources, and in light of our reduction in force in April 2024, we may increase our reliance on third-party manufacturers or third-party collaborators for the manufacture of commercial supply of one or more product candidates for which our collaborators or we obtain marketing approval. We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including, but not necessarily limited to:

•	reliance on the third party for regulatory compliance and quality assurance, while still being required by law to establish adequate oversight and control over products furnished by that third party;

•	the possible breach of the manufacturing agreement by the third party;

•	manufacturing delays if our third-party manufacturers are unable to obtain raw materials due to supply chain disruptions, give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreement between us;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

We rely on our third-party manufacturers to produce or purchase from third-party suppliers the materials and equipment necessary to produce our product candidates for our preclinical and clinical trials. Forces beyond our control could disrupt the global supply chain and impact our or our third-party manufacturers’ ability to obtain raw materials or other products necessary to manufacture our product candidates. There are a limited number of suppliers for raw materials and equipment that we use (or that are used on our behalf) to manufacture our product candidates, and there may be a need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials and equipment necessary to produce our product candidates for our preclinical and clinical trials, and if approved, ultimately for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials or equipment by our third-party manufacturers. Any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing preclinical or clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of our preclinical or clinical trials, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials or equipment after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

The facilities used by contract manufacturers to potentially manufacture our product candidates must be approved by the FDA pursuant to inspections that will be conducted after we submit an New Drug Application (NDA) or BLA to the FDA. We are required by law to establish adequate oversight and control over raw materials, components and finished products furnished by our contract manufacturers, but we do not control the day-to-day manufacturing operations of, and are dependent on, the contract manufacturers for compliance with current Good Manufacturing Practices (“cGMP”) regulations for manufacture of our product candidates. Third-party manufacturers may not be able to comply with the cGMP regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, restrictions on imports and exports, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

One or more of the product candidates that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any replacement manufacturers.

Future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that may receive marketing approval on a timely and competitive basis. We also expect to rely on third parties to distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

You will experience immediate dilution in the book value per share of the common stock purchased in the offering.

Since the public offering price of our common stock in this offering is substantially higher than the net tangible book value per share of our outstanding common stock outstanding prior to this offering, you will suffer dilution in the book value of the common stock you purchase in this offering. The shares of common stock sold in this offering, if any, will be sold from time to time at various prices. After giving effect to the sale of our common stock in the aggregate offering amount of $4.0 million at an offering price of $0.237 per share, and after deducting estimated offering commissions and expenses payable by us, you would suffer immediate dilution of $0.11 per share in the net tangible book value of the common stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

If you purchase our securities in this offering you may experience future dilution as a result of future equity offerings or other equity issuances.

We will likely offer and issue additional shares of our common stock or other equity or convertible debt securities in order to raise additional capital. Future equity offerings or other equity issuances may be at a price per share that is equal to or greater than the price per share paid by investors in this offering. Future investors in such offerings may have rights superior to existing stockholders, and the price per share at which we sell additional shares of common stock or other equity or convertible debt securities in future transactions may be at a higher or lower price per share than the price per share in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

The securities offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline.

We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering for working capital and general corporate purposes, including costs and expenses associated with being a public company. However, our use of these net proceeds may differ substantially from our current plans. If we do not invest or apply the net proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under FINRA “suitability rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our common stock.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for 90 days from closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

There is no public market for the Warrants and pre-funded warrants being offered in this offering.

There is no established public trading market for the Warrants and pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Warrants or pre-funded warrants will be limited.

The holders of Warrants and pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Warrants or pre-funded warrants and acquire shares of our common stock, except as set forth in the Warrants and pre-funded warrants.

Until a holder of Warrants and pre-funded warrants acquires the shares of common stock upon exercise of the Warrants and pre-funded warrants, as the case may be, such holder will have no rights with respect to the shares of common stock underlying such Warrants and pre-funded warrants, except as set forth in the Warrants and pre-funded warrants. Upon exercise of the Warrants and pre-funded warrants, holders will be entitled to exercise the rights of common stockholders only as to matters for which the record date occurs after the exercise date.

The Warrants are speculative in nature.

The Warrants do not confer any rights of common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants, and consequently, it may not ever be profitable for holders of the Warrants to exercise the Warrants.

The Warrants are not exercisable until stockholder approval, provided however, if the Pricing Conditions are met, the Warrants will be exercisable upon issuance.

The Warrants will have an exercise price of $0.237 per share and will be exercisable beginning on the effective date of the Warrant Stockholder Approval. The Series A-1 Warrants will expire on the five-year anniversary of the Warrant Stockholder Approval. The Series A-2 Warrants will expire on the twenty four month anniversary of the Warrant Stockholder Approval. The Series A-3 Warrants will expire on the nine month anniversary of the Warrant Stockholder Approval.

While we intend to promptly seek Warrant Stockholder Approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Warrants may have no value.

The market price for our common stock has been volatile and may continue to fluctuate or may decline significantly in the future.

An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock or cause it to continue to be highly volatile or subject to wide fluctuations. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include, among other things:

•	the commencement, enrollment, or results of our current and future preclinical studies and clinical trials, and the results of trials of our competitors or those of other companies in our market sector;

•	regulatory approval of our product candidates, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	manufacturing, supply or distribution delays or shortages;

•	our ability to identify and successfully acquire or in-license new product candidates on acceptable terms;

•	FDA, state or international regulatory actions, including actions on regulatory applications any of our product candidates;

•	legislative or regulatory changes;

•	judicial pronouncements interpreting laws and regulations;

•	changes in government programs;

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	changes in accounting principles;

•	litigation or public concern about the safety of our product candidates or similar product candidates;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant shareholders; and

•	our ability to obtain additional financing to advance our development operations;

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available on terms acceptable to us, or at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical or current facts included in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. In addition, statements that “we believe” or similar statements reflect our beliefs and opinions on the relevant subject. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in, or implied by these, forward-looking statements and therefore, you should not unduly rely on such statements, including, but not limited to:

•	expectations for increases or decreases in expenses;

•	expectations for the clinical and pre-clinical development, manufacturing, regulatory approval, and commercialization of our pharmaceutical product candidates or any other products we may acquire or in-license;

•	use of clinical research centers and other contractors;

•	expectations for incurring capital expenditures to expand our research and development and manufacturing capabilities;

•	expectations for generating revenue or becoming profitable on a sustained basis;

•	expectations or ability to enter into marketing and other partnership agreements;

•	expectations or ability to enter into product acquisition and in-licensing transactions;

•	expectations or ability to build our own commercial infrastructure to manufacture, market and sell our product candidates, if approved;

•	expectations for the acceptance of our product candidates, if approved, by doctors, patients or payors;

•	ability to compete against other companies and research institutions;

•	our ability to attract, hire and retain qualified personnel, including the impact of our recently announced reduction in force;

•	ability to secure adequate protection for our intellectual property;

•	ability to attract and retain key personnel;

•	ability to obtain reimbursement for our products, if approved;

•	estimates of the sufficiency of our existing cash and cash equivalents and investments to finance our operating requirements, including expectations regarding the value and liquidity of our investments;

•	stock price and the volatility of the equity markets;

•	expected losses; and

•	expectations for future capital requirements.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts, and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section entitled “Risk Factors” in this prospectus and the risk factors set forth in the documents incorporated by reference in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $3.3 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us, and assuming no exercise of the Warrants being issued in this offering. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

These estimates exclude the proceeds, if any, from the exercise of Warrants issued in this offering. If all of the Warrants issued in this offering were to be exercised in cash at an exercise price of $0.237 per share of common stock, we would receive additional proceeds of approximately $12 million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised. Additionally, the Warrants contain a cashless exercise provision that permit exercise of Warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

We intend to use the net proceeds of this offering for working capital, general corporate purposes and the payment of outstanding payables incurred in the ordinary course. General corporate purposes may include, and are not limited to, research and development costs, manufacturing costs, the acquisition or licensing of other businesses, products or product candidates, working capital and capital expenditures. These expected uses represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any new collaborations that we may enter into with third parties for our product candidates, the commercialization of our products or our product candidates, if approved, and any unforeseen cash needs. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and the investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023 as follows:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance and sale by us of 1,160,000 shares of common stock, pre-funded warrants to purchase up to 15,717,638 shares of common stock, Series A-1 Warrants to purchase up to 16,877,638 shares of common stock, Series A-2 Warrants to purchase up to 16,877,638 shares of common stock, and Series A-3 Warrants to purchase up to 16,877,638 shares of common stock in this offering at a public offering price of $0.237 per share and accompanying Warrants and after deducting Placement Agent fees and estimated offering expenses payable by us, and assuming exercise in full of any pre-funded warrants offered in this offering, no exercise of the Warrants being offered in this offering, that no value is attributed to such Warrants and that such Warrants are classified as and accounted for as equity.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes and the other financial information appearing in our Annual Report on Form 10-K for the year ended December 31, 2023, which are each incorporated by reference in this prospectus. The information presented in the capitalization table has been adjusted to reflect the effect of this current offering.

	As of December 31, 2023
(in thousands, except share and per share amounts)	Actual	As adjusted
Cash and cash equivalents	$6,234	$9,523
Stockholders’ equity
Common stock, par value $0.0001 per share; 200,000,000 shares authorized at December 31, 2023; 8,374,869 shares issued and outstanding, actual; 25,252,507 shares issued and outstanding, as adjusted	1	3
Common stock issuable, 419,089 shares at December 31, 2023	591	591
Additional paid-in capital	380,502	383,789
Accumulated deficit	(380,971)	(380,971)
Total stockholders’ equity	$123	$3,412
Total capitalization	$123	$3,412

The foregoing discussion and tables above are based on 8,374,869 shares of common stock outstanding as of December 31, 2023, and excludes:

•	76,112 shares of our common stock issuable upon the exercise of outstanding stock options as of December 31, 2023, with a weighted-average exercise price of $85.95 per share;
•	95,197 shares of common stock issuable upon the vesting and settlement of outstanding restricted stock units as of December 31, 2023;
•	2,813,632 shares of our common stock issuable upon the exercise of outstanding warrants as of December 31, 2023, with a weighted-average exercise price of $2.14 per share;
•	1,668,236 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants as of December 31, 2023, with a weighted-average exercise price of $0.001 per share;
•	56,359 shares of our common stock issuable upon conversion of the Class A Common Stock, at the holders’ election;
•	16,666 shares of our common stock issuable upon conversion of the Class A Preferred Stock, at the holders’ election;
•	285,764 shares of our common stock reserved for future issuance under the 2016 Plan, plus any future increases in the number of shares of common stock reserved for issuance thereunder; and
•	380,089 shares of our common stock reserved for future issuance under the ESPP, plus any future increases, including annual automatic evergreen increases, in the number of shares of common stock reserved for issuance thereunder.

DILUTION

If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

As of December 31, 2023, our net tangible book value was $0.1 million, or $0.01 per share of common stock, based on 8,374,869 shares of common stock outstanding as of December 31, 2023.

After giving effect to the sale of 1,160,000 shares of common stock, pre-funded warrants to purchase up to 15,717,638 shares of common stock, Series A-1 Warrants to purchase up to 16,877,638 shares of common stock, Series A-2 Warrants to purchase up to 16,877,638 shares of common stock, and Series A-3 Warrants to purchase up to 16,877,638 shares of common stock at a public offering price per share of common stock and accompanying Warrants of $0.237 assuming exercise in full of any pre-funded warrants offered in this offering, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our as adjusted net tangible book value as of December 31, 2023 would have been approximately $3.4 million, or approximately $0.13 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.12 per share and an immediate dilution in net tangible book value of $0.11 per share of our common stock to the investors purchasing securities in this offering.

The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering:

Combined public offering price per share of common stock and accompanying Warrants		$0.237
Historical net tangible book value (deficit) per share as of December 31, 2023	$0.01
Increase in net tangible book value per share attributable to investors purchasing in this offering	$0.12
As adjusted net tangible book value per share as of December 31, 2023 after this offering		$0.13
Dilution per share to investors purchasing in this offering		$0.11

The foregoing discussion and tables above are based on 8,374,869 shares of common stock outstanding as of December 31, 2023, and excludes:

•	76,112 shares of our common stock issuable upon the exercise of outstanding stock options as of December 31, 2023, with a weighted-average exercise price of $85.95 per share;
•	95,197 shares of common stock issuable upon the vesting and settlement of outstanding restricted stock units as of December 31, 2023;
•	2,813,632 shares of our common stock issuable upon the exercise of outstanding warrants as of December 31, 2023, with a weighted-average exercise price of $2.14 per share;

•	1,668,236 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants as of December 31, 2023, with a weighted-average exercise price of $0.001 per share;
•	56,359 shares of our common stock issuable upon conversion of the Class A Common Stock, at the holders’ election;

•	16,666 shares of our common stock issuable upon conversion of the Class A Preferred Stock, at the holders’ election;

•	285,764 shares of our common stock reserved for future issuance under the 2016 Plan, plus any future increases in the number of shares of common stock reserved for issuance thereunder; and

•	380,089 shares of our common stock reserved for future issuance under the ESPP, plus any future increases, including annual automatic evergreen increases, in the number of shares of common stock reserved for issuance thereunder.

To the extent that any outstanding options or warrants are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock and pre-funded warrants and accompanying Warrants or components thereof, which we refer to collectively as the “Securities,” issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the Securities.

This discussion is limited to holders that hold the Securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell the Securities under the constructive sale provisions of the Code;
•	persons for whom our stock and pre-funded warrants constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•	persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code);
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•	tax-qualified retirement plans.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Allocation of Purchase Price

Each share of common stock or pre-funded warrant, as applicable, and accompanying Warrants will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock or pre-funded warrant, as applicable, and accompanying Warrants to purchase our common stock. In determining their tax basis for the common stock or pre-funded warrant and the Warrants constituting an investment unit, holders of Securities should allocate their purchase price for the investment unit between the common stock or pre-funded warrant, as applicable, and the Warrants on the basis of their relative fair market values at the time of issuance. We do not intend to advise holders of the Securities with respect to this determination, and holders of the Securities are advised to consult their tax and financial advisors with respect to the relative fair market values of the common stock or pre-funded warrant, as applicable, and the Warrants for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although not free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a pre-funded warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0001. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including alternative characterizations).

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock or pre-funded warrants (other than certain distributions of common stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock or pre-funded warrants, as applicable.

Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants

Upon the sale, exchange or other taxable disposition of the common stock or pre-funded warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the common stock or pre-funded warrant. Such capital gain or loss will be long- term capital gain or loss if the U.S. holder’s holding period in such common stock or pre-funded warrant is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Sale or Other Disposition, Exercise or Expiration of the Warrants

Upon the sale or other disposition of Warrants (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. holder’s tax basis in the Warrants. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of the Warrants for their exercise prices (except to the extent the U.S. holder receives a cash payment for a such fractional share that would otherwise have been issuable upon exercise of the Warrants, which will be treated as a sale as described above under “Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants”). A U.S. holder’s tax basis in a share of common stock received upon exercise of the Warrants will be equal to the sum of (i) the U.S. holder’s tax basis in the Warrants exchanged therefor and (ii) the exercise price of such Warrants. A U.S. holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. holder exercises the Warrants. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of the Warrants on a cashless basis, including with respect to their holding period and tax basis in the common stock received.

If a Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in such Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Common Warrants or Pre-Funded Warrants

As described in the section entitled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if at any time during the period in which a U.S. holder holds Warrants or pre-funded warrants, we were to pay a taxable dividend to our stockholders and, in accordance with an anti-dilution provisions of the Warrants or pre-funded warrants, the exercise price thereof were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the Warrants or pre-funded warrants, as applicable, to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances or other adjustments are made (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. In addition, a holder of a Warrant or pre-funded warrant may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of the Warrants or pre-funded warrant. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and pre-funded warrants.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the distribution of cash or property that results in the deemed distribution and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the common stock or pre-funded warrants or Warrants (including constructive dividends) or receives proceeds from the sale or other taxable disposition of common stock, pre-funded warrants, or Warrants. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	furnishes an incorrect taxpayer identification number;
•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends;
•	or fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the Securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property (other than certain distributions of common stock) on our common stock or pre-funded warrants, such will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock or pre-funded warrants, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock, pre-funded warrants or Warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock or pre-funded warrants that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock or pre-funded warrants in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Exercise of Common Warrants or Pre-Funded Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of Warrants or pre-funded warrants into shares of common stock. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.

Sale or Other Disposition of Common Stock, Pre-Funded Warrants or Common Warrants

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, pre-funded warrants or Warrants unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock, pre-funded warrants, or Warrants constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive Dividends on Common Warrants or Pre-Funded Warrants

As described in the section entitled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if at any time during the period in which a non-U.S. holder holds Warrants or pre-funded warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Warrants or pre-funded warrants, the exercise price of the Warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and pre-funded warrants.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our common stock or pre-funded warrants we make to the non-U.S. holder (including constructive dividends with respect to Warrants and pre-funded warrants), provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock, pre-funded warrants and Warrants to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock, pre-funded warrants or Warrants within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock, pre-funded warrants or Warrants outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock, pre-funded warrants or Warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, pre-funded warrants or Warrants, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, pre-funded warrants or Warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, pre-funded warrants or Warrants on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information.” For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

We are authorized to issue 200,000,000 shares of common stock, par value of $0.0001 per share, of which 1,000,000 shares are designated as Class A common stock, and 2,000,000 of preferred stock, $0.0001 par value per share, of which 250,000 are designated as Class A Preferred Stock.

Common Stock

The holders of common stock are entitled to one vote per share held.

As of April 25, 2024, there were 10,509,505 shares of our common stock outstanding held by 71 stockholders of record.

The undesignated preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock (but not below the number of shares of any such series then outstanding).

Class A Common Stock

The holders of Class A common stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Class A Common Shares held by such holder are convertible. For a period of ten years from issuance, the holders of the Class A common stock have the right to appoint one member of the Board of Directors of Mustang. To date, the holders of Class A common stock have not yet appointed such director.

Class A Preferred Stock

The Class A Preferred Stock is identical to undesignated common stock other than as to voting rights, conversion rights, and the PIK dividend right.

The holders of the outstanding shares of Class A Preferred Stock receive on each January 1 (each a “PIK Dividend Payment Date”) after the original issuance date of the Class A Preferred Stock until the date all outstanding Class A Preferred Stock is converted into common stock or redeemed (and the purchase price is paid in full), pro rata per share dividends paid in additional fully paid and non-assessable shares of common stock such that the aggregate number of shares of common stock issued pursuant to such PIK dividend is equal to 2.5% of the Corporation’s fully-diluted outstanding capitalization on the date that is one business day prior to any PIK Dividend Payment Date (“PIK Record Date”). In the event the Class A Preferred Stock converts into common stock, the holders shall receive all PIK dividends accrued through the date of such conversion. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends payable solely in capital stock on the capital stock) on the shares of common stock until all PIK dividends on the Class A Preferred Stock shall have been paid or declared and set apart for payment. All dividends are non-cumulative.

On any matter presented to the stockholders for their action or consideration at any meeting of stockholders (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Preferred Stock shall be entitled to cast for each share of Class A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the sum of (A) the number of shares of outstanding common stock and (B) the whole shares of common stock in to which the shares of outstanding Class A common stock and the Class A Preferred Stock are convertible, and the denominator of which is number of shares of outstanding Class A Preferred Stock. Thus, the Class A Preferred Stock will at all times constitute a voting majority.

Each share of Class A Preferred Stock is convertible, at the option of the holder, into one fully paid and nonassessable share of common stock, subject to certain adjustments. If we, at any time effects a subdivision or combination of our outstanding common stock (by any stock split, stock dividend, recapitalization, reverse stock split or otherwise), the applicable conversion ratio in effect immediately before that subdivision is proportionately decreased or increased, as applicable, so that the number of shares of common stock issuable on conversion of each share of Class A Preferred Stock shall be increased or decreased, as applicable, in proportion to such increase or decrease in the aggregate number of shares of common stock outstanding. Additionally, if any reorganization, recapitalization, reclassification, consolidation or merger involving the Company occurs in which the common stock (but not the Class A Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Class A Preferred Stock becomes convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of our common stock issuable upon conversion of one share of the Class A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.

Additional Features

Other features of our capital stock include:

•	Dividend Rights. The holders of outstanding shares of our common stock, including Class A common stock, are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine. All dividends are non-cumulative.
•	Voting Rights. The holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.
•	No Preemptive or Similar Rights. The holders of our common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.
•	Right to Receive Liquidation Distributions. Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock, including Class A common stock, outstanding at that time after payment of other claims of creditors, if any.
•	Fully Paid and Non-Assessable. All of the outstanding shares of our common stock, including Class A common stock, and the Class A Preferred Stock are duly issued, fully paid and non-assessable.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,160,000 shares of common stock, Series A-1 Warrants to purchase up to 16,877,638 shares of common stock, Series A-2 Warrants to purchase up to 16,877,638 shares of common stock, and Series A-3 Warrants to purchase up to 16,877,638 shares of common stock. We are also offering pre-funded warrants to purchase up to 15,717,638 shares of common stock to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock. Each pre-funded warrant is being issued together with the same Warrants described above being issued with each share of common stock. The shares of common stock or pre-funded warrants, as the case may be, and the accompanying Warrants, can only be purchased together in this offering, but the shares of common stock and pre-funded warrants and accompanying Warrants are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and Warrants offered hereby.

Common Stock

The description of our common stock under the section “Description of Our Capital Stock” in this prospectus is incorporated herein by reference.

Warrants

The following summary of certain terms and provisions of the Warrants included with the shares of common stock and the pre-funded warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the forms of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the warrants. The Series A-1 Warrant, Series A-2 Warrant, and Series A-3 Warrant are identical except with regard to their duration.

Duration and Exercise Price

Each Warrant offered hereby will have an exercise price of $0.237 per share and will be exercisable beginning on the effective date of the Warrant Stockholder Approval. The exercise price and number of shares of common stock issuable upon exercise of the warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Warrants will be issued separately from the common stock and pre-funded warrants and may be transferred separately immediately thereafter. The Warrants will be issued in certificated form only. The Series A-1 Warrants will expire on the five-year anniversary of the Warrant Stockholder Approval. The Series A-2 Warrants will expire on the twenty four month anniversary of the Warrant Stockholder Approval. The Series A-3 Warrants will expire on the nine month anniversary of the Warrant Stockholder Approval.

We intend to promptly, and in no event later than 90 days after the consummation of this offering, seek stockholder approval for the issuance of shares of common stock issuable upon exercise of the Warrants but we cannot assure you that such stockholder approval will be obtained. We have agreed with the investors in this offering that, if we do not obtain stockholder approval for the issuance of the shares of common stock upon exercise of the Warrants at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 90 days thereafter until the earlier of the date we obtain such approval or the Warrants are no longer outstanding.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the Warrants, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the Warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holder upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited. The common stock issuable upon exercise of the Warrants is currently listed on the Nasdaq Capital Market.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black-Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for the consideration paid in the fundamental transaction in the amount of the Black-Scholes Value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction.

Amendments

The Warrants may be modified or amended with the written consent of the holder of such Warrants and us.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying Warrants, in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the pre-funded warrant, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the pre-funded warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants and in accordance with the rules and regulations of the SEC. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability

Subject to applicable law, pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment to such fraction multiplied by the exercise price to the holder.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The common stock issuable upon exercise of the pre-funded warrants is currently listed on the Nasdaq Capital Market.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Amendments

The pre-funded warrants may be modified or amended with the written consent of the holder of such pre-funded warrant and us.

Placement Agent Warrants

The following summary of certain terms and provisions of the Placement Agent Warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Placement Agent Warrant for a complete description of the terms and conditions of the Placement Agent Warrant.

Duration and Exercise Price

Each Placement Agent Warrant offered hereby will have an initial exercise price equal to $0.2963 per share of common stock. The Placement Agent Warrants will be exercisable beginning on the effective date of the Stockholder Approval and will expire five years from the commencement of sales in this offering. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Placement Agent Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of such  warrants, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s Placement Agent Warrant up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Placement Agent Warrants, a registration statement registering the issuance of the shares of common stock underlying the Placement Agent Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Placement Agent Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Transferability

Subject to applicable laws, a Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Placement Agent Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Placement Agent Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Placement Agent Warrants will be extremely limited. The common stock issuable upon exercise of the Placement Agent Warrants is currently listed on the Nasdaq Capital Market.

Right as a Shareholder

Except as otherwise provided in the Placement Agent Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Placement Agent Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Placement Agent Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Placement Agent Warrants will be entitled to receive upon exercise of the Placement Agent Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the Placement Agent Warrants have the right to require us or a successor entity to redeem the Placement Agent Warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the Placement Agent Warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by our board of directors, the holders of the Placement Agent Warrants have the right to require us or a successor entity to redeem the Placement Agent Warrants for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Placement Agent Warrant on the date of the consummation of the fundamental transaction.

Amendments

The Placement Agent Warrants may be modified or amended with the written consent of the holder of such Placement Agent Warrants and us.

PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a “reasonable best efforts” basis. The engagement agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the engagement agreement. The Placement Agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent has agreed to use reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell all of the shares of common stock, pre-funded warrants and Warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 90 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

•	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

•	covenants regarding matters such as registration of Warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of common stock, and no subsequent equity sales for 90 days, subject to certain exceptions.

The securities will be offered at a fixed combined public offering price and are expected to be issued in a single closing. We expect this offering to be completed on or about May 2, 2024, and we will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt by us of investor funds. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We expect to deliver the shares and securities to the purchasers in the offering on or about May 2, 2024, subject to satisfaction of certain conditions

Fees and Expenses

The following table shows per share and accompanying Warrants and per pre-funded warrant and accompanying Warrants Placement Agent fees and total Placement Agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per share and accompanying Warrants Placement Agent cash fees	$0.017
Per pre-funded warrant and accompanying Warrants Placement Agent cash fees	$0.017
Total	$280,000

We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds of this offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. We will also pay the Placement Agent a non-accountable expense allowance of $25,000, $15,950 for the expenses of its clearing firm, and will reimburse the Placement Agent’s legal fees and expenses in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $0.3 million. After deducting the Placement Agent’s fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $3.3 million.

Placement Agent Warrants

We have agreed to grant Placement Agent Warrants to the Placement Agent to purchase a number of shares of our common stock equal to 6.0% of the aggregate number of shares of common stock and pre-funded warrants sold to the investors in this offering. The Placement Agent Warrants will have an exercise price of $0.2963 (125% of the combined public offering price per share of common stock and accompanying Warrants) and will terminate on the five year anniversary of commencement of sales in this offering. The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this prospectus forms a part.

Right of First Refusal

We have granted the Placement Agent a right of first refusal for a period of 10 months following the closing of this offering to act as sole book-running manager, sole underwriter or sole placement agent for each and every future public or private offering or other capital-raising financing of equity or equity-linked securities using an underwriter or placement agent by us or any of our successors or subsidiaries, subject to certain exceptions.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was wall-crossed by the Placement Agent with respect to a non-public offering or had back and forth correspondence with the Placement Agent with respect to a public offering of our securities, in each case during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the Placement Agent, subject to an exception.

Other Relationships

From time to time, the Placement Agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any services.

Determination of Offering Price

The combined offering price per share and accompanying Warrants and the combined offering price per pre-funded warrants and accompanying Warrants we are offering and the exercise prices and other terms of the Warrants were negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the offering prices of the securities we are offering and the exercise prices and other terms of the Warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

We and each of our executive officers, directors and holders of 10% or greater of our outstanding shares of common stock have agreed with the Placement Agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Nasdaq Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “MBIO.” On April 29, 2024, the reported closing price per share of our common stock was $0.237. We do not plan to list the Warrants or the pre-funded warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Placement Agent may be required to make with respect to any of these liabilities.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the Placement Agent, if any, participating in this offering and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Placement Agent, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Charlotte, North Carolina. The Placement Agent is being represented by Ellenoff, Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Mustang Bio, Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 financial statements contains an explanatory paragraph that states the Company’s expectation to generate operating losses and negative operating cash flows in the future, and the need for additional funding to support its planned operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and to the documents incorporated by reference herein. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or a document incorporated by reference herein. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.mustangbio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC (File No. 001-38191):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 11, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2024; January 25, 2024; February 14, 2024; March 15, 2024; March 29, 2024; and April 12, 2024; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 21, 2017, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Mustang Bio, Inc., 377 Plantation Street, Worcester, Massachusetts 01605, Attn: General Counsel, or by calling (781) 652-4500.

You also may access these filings on our website at www.mustangbio.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

1,160,000 Shares of Common Stock

15,717,638 Pre-funded Warrants to Purchase up to 15,717,638 Shares of Common Stock

16,877,638 Series A-1 Warrants to Purchase up to 16,877,638 Shares of Common Stock

16,877,638 Series A-2 Warrants to Purchase up to 16,877,638 Shares of Common Stock

16,877,638 Series A-3 Warrants to Purchase up to 16,877,638 Shares of Common Stock

1,012,658 Placement Agent Warrants to Purchase up to 1,012,658 Shares of Common Stock

Up to 67,363,210 Shares of Common Stock Issuable Upon Exercise of

the Series A-1 Warrants, Series A-2 Warrants, Series A-3 Warrants, Pre-funded Warrants and Placement Agent Warrants

PROSPECTUS

April 29, 2024

H.C. Wainwright & Co.